As filed with the Securities and Exchange Commission on August 8, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

THE GOODYEAR TIRE & RUBBER COMPANY

(Exact Name of Registrant as Specified in its Charter)

Ohio	34-0253240
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

200 Innovation Way

Akron, Ohio 44316-0001

(330) 796-2121

(Address, including zip code, of Principal Executive Offices)

2022 PERFORMANCE PLAN OF THE GOODYEAR TIRE & RUBBER COMPANY

(AMENDED AND RESTATED AS OF APRIL 14, 2025)

(Full title of the plan)

Daniel T. Young

Secretary

The Goodyear Tire & Rubber Company

200 Innovation Way

Akron, Ohio 44316-0001

(330) 796-2121

(Name, address, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

The Goodyear Tire & Rubber Company (the “Registrant”) is filing this Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) to register the offering of an additional 12,400,000 shares of Common Stock, without par value (“Common Stock”), of the Registrant, which are issuable under the 2022 Performance Plan of The Goodyear Tire & Rubber Company (Amended and Restated as of April 14, 2025) (the “Plan”) as a result of an increase to the shares available for issuance under the Plan, as approved by the Registrant’s shareholders at the Registrant’s annual meeting of shareholders held on April 14, 2025.

The additional shares of Common Stock issuable pursuant to the Plan are securities of the same class as other securities for which a Registration Statement on Form S-8 was filed with the Commission on August 5, 2022 (File No.  333-266570) (the “Prior Registration Statement”). Accordingly, the contents of the Prior Registration Statement are incorporated by reference into this Registration Statement pursuant to General Instruction E of Form S-8, except to the extent supplemented, amended or superseded by the information set forth below.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents previously filed by the Registrant with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:

1.

The Registrant’s Annual Report on Form 10-K for the fiscal year ended December  31, 2024 (including the information incorporated by reference therein from the Registrant’s Definitive Proxy Statement on Schedule 14A, filed on March 10, 2025).

2.	The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2025.

3.	The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2025.

4.

The Registrant’s Current Reports on Form 8-K filed with the Commission on January  8, 2025, January  15, 2025, February  3, 2025 (as amended by the Form 8-K/A filed February  7, 2025), February  4, 2025, February  27, 2025, April  7, 2025, April  16, 2025, April  17, 2025, May  7, 2025, May  16, 2025, May  19, 2025, May  22, 2025, May  29, 2025, June  3, 2025 and June 5, 2025 (excluding any information furnished in such reports under Item 2.02, Item 7.01 or Item 9.01).

5.

The description of the Registrant’s Common Stock set forth in Exhibit 4.1 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than those furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K or other information “furnished” to the Commission), prior to the filing of a post-effective amendment indicating that all of the securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be part hereof from the date of filing such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any subsequently filed document which is also incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 5. Interests of Named Experts and Counsel.

The validity of the Common Stock being offered pursuant to this Registration Statement will be passed upon for the Registrant by Daniel T. Young, Secretary and Associate General Counsel of the Registrant. Mr. Young is paid a salary by the Registrant, participates in the Registrant’s compensation plans and programs, owns shares of Common Stock, holds performance share units, restricted stock units and options to purchase shares of Common Stock issued under the Registrant’s employee benefit plans, and is expected to be a participant in the Plan.

Item 6. Indemnification of Directors and Officers.

The Registrant is an Ohio corporation. Section 1701.13(E) of the Ohio Revised Code gives a corporation incorporated under the laws of Ohio authority to indemnify or agree to indemnify its directors and officers against certain liabilities they may incur in such capacities in connection with civil, criminal, administrative, or investigative actions, suits or proceedings, other than an action brought by or in the right of the corporation, provided that the director or officer acted in good faith and in a manner that the person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, the person had no reasonable cause to believe his or her conduct was unlawful. In the case of an action or suit by or in the right of the corporation, the corporation may indemnify or agree to indemnify its directors and officers against certain liabilities they may incur in such capacities, provided that the director or officer acted in good faith and in a manner that the person reasonably believed to be in or not opposed to the best interests of the corporation, except that indemnification shall not be made in respect of (i) any claim, issue or matter as to which the person is adjudged to be liable for negligence or misconduct in the performance of their duty to the corporation unless and only to the extent that the court of common pleas or the court in which the action or suit was brought determines, upon application, that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnification for expenses that the court considers proper or (ii) any action or suit in which the only liability asserted against a director is pursuant to Section 1701.95 of the Ohio Revised Code.

The Registrant has adopted provisions in its Code of Regulations that provide that it shall indemnify its directors and officers against any and all liability and reasonable expense that may be incurred by a director or officer in connection with or resulting from any claim, action, suit or proceeding in which the person may become involved by reason of his or her being or having been a director or officer of the Registrant, or by reason of any past or future action taken or not taken in his or her capacity as such director or officer, provided such person acted in good faith, in what he or she reasonably believed to be in or not opposed to the best interests of the Registrant, and, in addition, in any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful.

The Registrant maintains and pays the premiums on contracts insuring the Registrant and its subsidiaries (with certain exclusions) against any liability to directors and officers they may incur under the above provisions for indemnification and insuring each director and officer of the Registrant and its subsidiaries (with certain exclusions) against liability and expense, including legal fees, which he or she may incur by reason of his or her relationship to the Registrant even if the Registrant does not have the obligation or right to indemnify such director or officer against such liability or expense.

Item 8. Exhibits.

The following documents are provided as exhibits to this Registration Statement.

INDEX TO EXHIBITS

Exhibit Number	Description of Exhibit

4.1	Certificate of Amended Articles of Incorporation of The Goodyear Tire & Rubber Company, dated December 20, 1954, Certificate of Amendment to Amended Articles of Incorporation of the Registrant, dated April 6, 1993, Certificate of Amendment to Amended Articles of Incorporation of the Registrant, dated June 4, 1996, Certificate of Amendment to Amended Articles of Incorporation of the Registrant, dated April 18, 2006, Certificate of Amendment to Amended Articles of Incorporation of the Registrant, dated April 22, 2009, Certificate of Amendment to Amended Articles of Incorporation of the Registrant, dated March 30, 2011, Certificate of Amendment to Amended Articles of Incorporation of the Registrant, dated April 16, 2015, and Certificate of Amendment to Amended Articles of Incorporation of the Registrant, dated April 19, 2023, together comprising the Registrant’s Articles of Incorporation, as amended (incorporated by reference, filed as Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2023, File No. 1-1927).

4.2	Code of Regulations of The Goodyear Tire & Rubber Company, adopted November 22, 1955, and as most recently amended on October 4, 2022 (incorporated by reference, filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed October 11, 2022, File No. 1-1927).

5.1	Opinion of Daniel T. Young, Esq., Secretary and Associate General Counsel of the Registrant, as to the legality of the Common Stock being registered hereby.*

23.1	Consent of Daniel T. Young, Esq., Secretary and Associate General Counsel of the Registrant (contained in Exhibit 5.1 hereto).*

23.2	Consent of PricewaterhouseCoopers LLP.*

24.1	Power of Attorney.*

99.1	2022 Performance Plan of The Goodyear Tire & Rubber Company (Amended and Restated as of April 14, 2025) (incorporated by reference, filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed April 16, 2025, File No. 1-1927).

107	Calculation of Filing Fee Table.*

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Akron, State of Ohio, on August 8, 2025.

THE GOODYEAR TIRE & RUBBER COMPANY

By:	/s/ Daniel T. Young
Daniel T. Young
Secretary

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Mark W. Stewart Mark W. Stewart	Chief Executive Officer, President and Director (Principal Executive Officer)	August 8, 2025

/s/ Christina L. Zamarro Christina L. Zamarro	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	August 8, 2025

./s/ Margaret V. Snyder Margaret V. Snyder	Vice President and Controller (Principal Accounting Officer)	August 8, 2025

* Norma B. Clayton	Director

* James A. Firestone	Director

* Werner Geissler	Director

* Joseph R. Hinrichs	Director

* Laurette T. Koellner	Chairman of the Board, Director

* Karla R. Lewis	Director

* John E. McGlade	Director

* Max H. Mitchell	Director

* Hera Siu	Director

* Michael R. Wessel	Director

*	Director
Jason J. Winkler
*	Director
Roger J. Wood

*By:	/s/ Daniel T. Young	August 8, 2025
Daniel T. Young
Attorney-in-Fact for each of the persons indicated